EXHIBIT 2

FIRSTSERVICE CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

Year ended

December 31, 2014

FIRSTSERVICE CORPORATION

MANAGEMENT’S REPORT
MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS
The accompanying consolidated financial statements and management discussion and analysis (“MD&A”) of FirstService Corporation (the “Company”) and all information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America using the best estimates and judgments of management, where appropriate.  The most significant of these accounting principles are set out in Note 2 to the consolidated financial statements. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

The MD&A has been prepared in accordance with National Instrument 51-102 of the Canadian Securities Administrators, taking into consideration other relevant guidance, including Regulation S-K of the US Securities and Exchange Commission.

The Board of Directors of the Company has an Audit Committee consisting of three independent directors.  The Audit Committee meets regularly to review with management and the independent auditors any significant accounting, internal control, auditing and financial reporting matters.

These consolidated financial statements have been audited by PricewaterhouseCoopers LLP, which have been appointed as the independent registered public accounting firm of the Company by the shareholders.  Their report outlines the scope of their examination and opinion on the consolidated financial statements. As auditors, PricewaterhouseCoopers LLP have full and independent access to the Audit Committee to discuss their findings.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company.  Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded seventeen individually insignificant entities acquired by the Company during the last fiscal period from its assessment of internal control over financial reporting as at December 31, 2014.   The total assets and total revenues of the seventeen majority-owned entities represent 4.2% and 3.6%, respectively, of the related consolidated financial statement amounts as at and for the year ended December 31, 2014.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2014, based on the criteria set forth in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as at December 31, 2014, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2014, has been audited by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm as stated in their report which appears herein.

/s/ Jay S. Hennick Chief Executive Officer	/s/ John B. Friedrichsen Chief Financial Officer
February 24, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of FirstService Corporation

We have audited the accompanying consolidated balance sheets of FirstService Corporation and its subsidiaries as of December 31, 2014 and December 31, 2013 and the related consolidated statements of earnings (loss), consolidated statements of comprehensive earnings (loss), consolidated statements of shareholders’ equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2014. We also have audited FirstService Corporation’s and its subsidiaries’ internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these consolidated financial statements and on the company’s internal control over financial reporting based on our integrated audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded seventeen entities from its assessment of internal control over financial reporting as of December 31, 2014 because these entities were acquired by the company in purchase business combinations during 2014. We have also excluded these entities acquired from our audit of internal control over financial reporting.  Total assets and total revenues of these majority-owned entities represent 4.2% and 3.6%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2014.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FirstService Corporation and its subsidiaries as of December 31, 2014 and December 31, 2013 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, FirstService Corporation and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.

/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario
February 24, 2015

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(in thousands of US dollars, except per share amounts)

Years ended December 31	2014	2013	2012

Revenues	$2,714,273	$2,344,625	$2,098,987

Cost of revenues (exclusive of depreciation and amortization shown below)	1,747,175	1,523,277	1,362,972
Selling, general and administrative expenses	758,436	650,188	592,402
Depreciation	38,117	34,741	30,650
Amortization of intangible assets	24,293	37,141	17,389
Acquisition-related items (note 5)	11,825	10,498	16,326
Operating earnings	134,427	88,780	79,248

Interest expense	15,102	22,547	20,609
Interest income	(865)	(1,048)	(1,046)
Other (income) expense, net (note 6)	(1,008)	(1,524)	(2,441)
Earnings before income tax	121,198	68,805	62,126
Income tax expense (recovery) (note 16)	31,799	22,204	20,733
Net earnings from continuing operations	89,399	46,601	41,393

Net earnings (loss) from discontinued operations, net of income tax (note 4)	1,537	(5,183)	(671)
Net earnings	90,936	41,418	40,722

Non-controlling interest share of earnings	28,200	18,027	13,741
Non-controlling interest redemption increment (note 13)	19,420	41,430	21,131
Net earnings (loss) attributable to Company	43,316	(18,039)	5,850
Preferred share dividends	-	3,146	9,603

Net earnings (loss) attributable to common shareholders	$43,316	$(21,185)	$(3,753)

Net earnings (loss) per common share (note 17)
Basic
Continuing operations	$1.16	$(0.48)	$(0.10)
Discontinued operations	0.04	(0.16)	(0.02)
	$1.20	$(0.64)	$(0.12)

Diluted
Continuing operations	$1.15	$(0.48)	$(0.10)
Discontinued operations	0.04	(0.16)	(0.02)
	$1.19	$(0.64)	$(0.12)

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)
(in thousands of US dollars)

Years ended December 31	2014	2013	2012

Net earnings	$90,936	$41,418	$40,722

Foreign currency translation (loss) gain	(51,648)	(9,725)	3,423
Reclassification to earnings of other comprehensive income on investment (note 5)	-	-	2,553
Comprehensive earnings	39,288	31,693	46,698

Less: Comprehensive earnings attributable to non-controlling shareholders	36,616	57,570	34,478

Comprehensive earnings (loss) attributable to Company	$2,672	$(25,877)	$12,220

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of US dollars)

As at December 31	2014	2013
Assets
Current assets
Cash and cash equivalents	$156,793	$142,704
Restricted cash	3,657	5,613
Accounts receivable, net of allowance of $27,780 (December 31, 2013 - $25,534)	409,317	371,423
Income tax recoverable	29,303	17,489
Inventories (note 7)	18,950	15,804
Prepaid expenses and other current assets	44,176	38,289
Deferred income tax (note 16)	45,623	23,938
	707,819	615,260

Other receivables	6,845	7,455
Other assets (note 8)	19,487	12,256
Fixed assets (note 9)	120,394	101,554
Deferred income tax (note 16)	83,639	102,629
Intangible assets (note 10)	197,689	177,179
Goodwill (note 11)	503,554	427,178
	931,608	828,251
	$1,639,427	$1,443,511

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$107,349	$92,937
Accrued liabilities (note 7)	434,819	392,377
Income tax payable	15,249	18,317
Unearned revenues	23,571	20,199
Long-term debt - current (note 12)	36,396	44,785
Contingent acquisition consideration - current (note 19)	10,971	122
Deferred income tax (note 16)	1,804	1,427
	630,159	570,164

Long-term debt - non-current (note 12)	456,952	328,009
Contingent acquisition consideration (note 19)	16,165	8,618
Other liabilities	35,739	34,433
Deferred income tax (note 16)	36,205	31,165
	545,061	402,225
Redeemable non-controlling interests (note 13)	230,992	222,073

Shareholders' equity
Common shares (note 14)	310,401	300,765
Contributed surplus	46,931	37,510
Deficit	(118,242)	(123,111)
Accumulated other comprehensive earnings (loss)	(13,887)	26,757
Total Company shareholders' equity	225,203	241,921

Non-controlling interests	8,012	7,128
Total shareholders' equity	233,215	249,049
	$1,639,427	$1,443,511

Commitments and contingencies (notes 14 and 20)
The accompanying notes are an integral part of these financial statements.
On behalf of the Board of Directors,
/s/Bernard I. Ghert	/s/Jay S. Hennick
Director	Director

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands of US dollars, except share information)

	Preferred shares		Common shares				Accumulated
	Issued and outstanding shares	Amount	Issued and outstanding shares	Amount	Contributed surplus	Deficit	other comprehensive earnings	Non- controlling interests	Total shareholders' equity

Balance, December 31, 2011	5,622,634	$140,561	29,941,254	$110,821	$27,970	$(63,958)	$28,225	$2,903	$246,522

Net earnings	-	-	-	-	-	40,722	-	-	40,722
Other comprehensive earnings	-	-	-	-	-	-	5,976	-	5,976
Other comprehensive earnings attributable to NCI	-	-	-	-	-	-	394	51	445
NCI share of earnings	-	-	-	-	-	(13,741)	-	2,449	(11,292)

NCI redemption increment	-	-	-	-	-	(21,131)	-	-	(21,131)
Distributions to NCI	-	-	-	-	-	-	-	(2,333)	(2,333)
Acquisitions of businesses, net	-	-	-	-	-	-	-	1,148	1,148

Subsidiaries’ equity transactions	-	-	-	-	607	-	-	-	607

Subordinate Voting Shares:
Stock option expense	-	-	-	-	3,169	-	-	-	3,169
Stock options exercised	-	-	363,850	9,098	(2,165)	-	-	-	6,933
Tax benefit on options exercised	-	-	-	-	200	-	-	-	200
Purchased for cancellation	-	-	(235,000)	(1,098)	-	(6,216)	-	-	(7,314)
Preferred Shares:
Purchased for cancellation	(392,000)	(9,799)	-	-	-	(97)	-	-	(9,896)
Dividends	-	-	-	-	-	(9,603)	-	-	(9,603)

Balance, December 31, 2012	5,230,634	130,762	30,070,104	118,821	29,781	(74,024)	34,595	4,218	244,153

Net earnings	-	-	-	-	-	41,418	-	-	41,418
Other comprehensive earnings	-	-	-	-	-	-	(9,725)	-	(9,725)
Other comprehensive earnings attributable to NCI	-	-	-	-	-	-	1,887	(392)	1,495
NCI share of earnings	-	-	-	-	-	(18,027)	-	4,276	(13,751)
NCI redemption increment	-	-	-	-	-	(41,430)	-	-	(41,430)
Distributions to NCI	-	-	-	-	-	-	-	(4,123)	(4,123)
Acquisitions of businesses, net	-	-	-	-	-	-	-	3,149	3,149

Subsidiaries’ equity transactions	-	-	-	-	3,520	-	-	-	3,520

Subordinate Voting Shares:
Stock option expense	-	-	-	-	4,166	-	-	-	4,166
Stock options exercised	-	-	464,150	9,784	(2,317)	-	-	-	7,467
Tax benefit on options exercised	-	-	-	-	2,360	-	-	-	2,360
Dividends	-	-	-	-	-	(10,470)	-	-	(10,470)
Purchased for cancellation	-	-	(385,600)	(1,918)	-	(12,636)	-	-	(14,554)
Issued in settlement of convertible debentures (note 14)	-	-	2,744,886	77,143	-	-	-	-	77,143
Preferred Shares (note 14):
Redeemed for cash	(1,569,190)	(39,232)	-	-	-	-	-	-	(39,232)
Converted to Subordinate Voting Shares	(3,661,444)	(91,530)	2,889,900	96,326	-	(4,796)	-	-	-
Dividends	-	-	18,292	609	-	(3,146)	-	-	(2,537)
Balance, December 31, 2013	-	$-	35,801,732	$300,765	$37,510	$(123,111)	$26,757	$7,128	$249,049

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands of US dollars, except share information)

	Preferred shares		Common shares				Accumulated
	Issued and outstanding shares	Amount	Issued and outstanding shares	Amount	Contributed surplus	Deficit	other comprehensive earnings (loss)	Non- controlling interests	Total shareholders' equity

Balance, December 31, 2013	-	$-	35,801,732	$300,765	$37,510	$(123,111)	$26,757	$7,128	$249,049

Net earnings	-	-	-	-	-	90,936	-	-	90,936
Other comprehensive earnings	-	-	-	-	-	-	(51,648)	-	(51,648)
Other comprehensive earnings attributable to NCI	-	-	-	-	-	-	11,004	(749)	10,255
NCI share of earnings	-	-	-	-	-	(28,200)	-	5,661	(22,539)
NCI redemption increment	-	-	-	-	-	(19,420)	-	-	(19,420)
Distributions to NCI	-	-	-	-	-	-	-	(4,535)	(4,535)
Acquisition of businesses, net	-	-	-	-	-	-	-	507	507
Subsidiaries’ equity transactions	-	-	-	-	4,448	-	-	-	4,448
Subordinate Voting Shares:
Stock option expense	-	-	-	-	4,077	-	-	-	4,077
Stock options exercised	-	-	558,150	14,419	(3,701)	-	-	-	10,718
Tax benefit on options exercised	-	-	-	-	4,597	-	-	-	4,597
Dividends	-	-	-	-	-	(14,362)	-	-	(14,362)
Purchased for cancellation	-	-	(552,927)	(4,783)	-	(24,085)	-	-	(28,868)
Balance, December 31, 2014	-	$-	35,806,955	$310,401	$46,931	$(118,242)	$(13,887)	$8,012	$233,215

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of US dollars)

Years ended December 31	2014	2013	2012

Cash provided by (used in)

Operating activities
Net earnings	$90,936	$41,418	$40,722
NCI share of earnings from discontinued operations	321	225	211
Items not affecting cash:
Depreciation and amortization	62,516	75,352	53,502
Deferred income tax	(991)	(23,868)	(18,660)
Earnings from equity method investments	(589)	(1,107)	(1,230)
Stock option expense	4,077	4,166	3,169
Other	(890)	4,899	3,323
Incremental tax benefit on stock options exercised	(4,597)	(2,360)	(200)
Changes in non-cash working capital:
Accounts receivable	(22,052)	(33,613)	(19,889)
Inventories	(3,415)	(1,226)	(3,046)
Prepaid expenses and other current assets	(4,704)	(2,982)	(3,897)
Accounts payable	19,287	(2,455)	(963)
Accrued liabilities	46,769	44,447	28,979
Income tax payable	(10,264)	(421)	11,842
Unearned revenues	3,625	901	48
Other liabilities	(897)	12,901	9,080
Contingent acquisition consideration paid	(20,064)	-	-
Net cash provided by operating activities	159,068	116,277	102,991
Investing activities
Acquisitions of businesses, net of cash acquired (note 3)	(108,245)	(37,735)	(19,153)
Disposal of business, net of cash disposed (note 4)	8,373	49,460	-
Purchases of fixed assets	(52,506)	(34,824)	(44,395)
Changes in restricted cash	1,956	(1,964)	844
Other investing activities	(5,755)	(2,234)	850
Net cash used in investing activities	(156,177)	(27,297)	(61,854)
Financing activities
Increase in long-term debt	307,715	551,932	395,584
Repayment of long-term debt	(193,033)	(516,479)	(376,349)
Financing fees paid	(358)	(546)	(1,808)
Purchases of non-controlling interests	(36,025)	(6,937)	(8,040)
Sale of interests in subsidiaries to non-controlling interests	424	1,233	1,608
Contingent acquisition consideration paid	(5,750)	(1,994)	(7,133)
Proceeds received on exercise of stock options	10,718	7,467	6,933
Incremental tax benefit on stock options exercised	4,597	2,360	200
Dividends paid to preferred shareholders	-	(2,537)	(9,603)
Dividends paid to common shareholders	(14,361)	(6,890)	-
Distributions paid to non-controlling interests	(25,956)	(22,001)	(16,321)
Repurchases of Subordinate Voting Shares	(28,868)	(14,554)	(7,314)
Repurchases of Preferred Shares	-	-	(9,896)
Redemption of Preferred Shares	-	(39,232)	-
Net cash provided by (used in) financing activities	19,103	(48,178)	(32,139)
Effect of exchange rate changes on cash	(7,905)	(6,782)	1,887
Increase in cash and cash equivalents	14,089	34,020	10,885
Cash and cash equivalents, beginning of year	142,704	108,684	97,799
Cash and cash equivalents, end of year	$156,793	$142,704	$108,684

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of US dollars, except share and per share amounts)

1.           Description of the business

FirstService Corporation (the “Company”) is a provider of real estate-related services to the commercial, institutional and residential markets in North America and various countries around the world.  The Company’s operations are conducted in three segments: Commercial Real Estate Services (“CRE”), Residential Real Estate Services (“RRE”) and Property Services.  The Company operates as Colliers International within CRE; FirstService Residential and American Pool Enterprises within RRE; and Paul Davis, Certa Pro Painters, California Closets and several other franchise brands within Property Services.

2.           Summary of significant accounting policies

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates are related to the determination of fair values of assets acquired and liabilities assumed in business combinations, recoverability of goodwill and intangible assets, estimated fair value of contingent consideration related to acquisitions, recoverability of deferred income tax assets, quantification of uncertain tax positions and the collectability of accounts receivable. Actual results could be materially different from these estimates.

Significant accounting policies are summarized as follows:

Basis of consolidation
The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and those variable interest entities where the Company is the primary beneficiary.  Where the Company does not have a controlling interest but has the ability to exert significant influence, the equity method is used.  Inter-company transactions and accounts are eliminated on consolidation.

Cash and cash equivalents
Cash equivalents consist of short-term interest-bearing securities, which are readily convertible into cash and have original maturities at the date of purchase of three months or less.

Restricted cash
Restricted cash consists of cash over which the Company has legal ownership but is restricted as to its availability or intended use, including funds held on behalf of clients and franchisees.

Inventories
Inventories are carried at the lower of cost and market.  Cost is determined using the weighted average method.  Work-in-progress inventory relates to real estate project management and appraisal projects in process and are accounted for using the percentage of completion method.

Fixed assets
Fixed assets are carried at cost less accumulated depreciation.  The costs of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred.  Fixed assets are reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset group may not be recoverable.  An impairment loss is recorded to the extent the carrying amount exceeds the estimated fair value of an asset group.  Fixed assets are depreciated over their estimated useful lives as follows:

Buildings	20 to 40 years straight-line
Vehicles	3 to 5 years straight-line
Furniture and equipment	3 to 10 years straight-line
Computer equipment and software	3 to 5 years straight-line
Leasehold improvements	term of the lease to a maximum of 10 years

Investments in securities
The Company classifies investments in securities under the caption “other assets”.  Investments in equity securities are accounted for using the equity method or cost method.  The equity method is utilized where the Company has the ability to exercise significant influence on the investee.  Realized gains or losses and equity earnings or losses are recorded in other (income) expense.  Equity securities, including marketable equity securities as well as those accounted for under the equity method and cost method, are regularly reviewed for impairment based on both quantitative and qualitative criteria that include the extent to which cost exceeds fair value and the duration of the market decline, the Company’s intent and ability to hold until forecasted recovery, and the financial health and near term prospects for the issuer.  Other-than-temporary impairment losses on equity securities are recorded in earnings.

Financial instruments and derivatives
Derivative financial instruments are recorded on the consolidated balance sheets as other assets or other liabilities and carried at fair value.  From time to time, the Company may use interest rate swaps to hedge a portion of its interest rate exposure on long term debt.  Hedge accounting has been applied and the swaps are carried at fair value on the consolidated balance sheets, with gains or losses recognized in interest expense.  The carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized currently in earnings.  If swaps are terminated and the underlying item is not, the resulting gain or loss is deferred and recognized over the remaining life of the underlying item using the effective interest method.

Fair value
The Company uses the fair value measurements framework for financial assets and liabilities and for non-financial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis.  The framework defines fair value, gives guidance for measurement and disclosure, and establishes a three-level hierarchy for observable and unobservable inputs used to measure fair value.  An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.  The three levels are as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2 – Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities
Level 3 – Unobservable inputs for which there is little or no market data, which requires the Company to develop its own assumptions

Financing fees
Financing fees related to the revolving credit facility and Senior Notes are deferred and amortized to interest expense using the effective interest method.

Goodwill and intangible assets
Goodwill represents the excess of purchase price over the fair value of assets acquired and liabilities assumed in a business combination and is not subject to amortization.

Intangible assets are recorded at fair value on the date they are acquired.  Indefinite life intangible assets are not subject to amortization.  Where lives are finite, they are amortized over their estimated useful lives as follows:

Customer lists and relationships	straight-line over 4 to 20 years
Franchise rights	by pattern of use, currently estimated at 2.5% to 15% per year
Trademarks and trade names	straight-line over 5 to 35 years
Management contracts and other	straight-line over life of contract ranging from 2 to 15 years
Brokerage backlog	as underlying brokerage transactions are completed

The Company reviews the carrying value of finite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition.  If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset group, an impairment loss is recognized.  Measurement of the impairment loss is based on the excess of the carrying amount of the asset group over the fair value calculated using discounted expected future cash flows.

Goodwill and indefinite life intangible assets are tested for impairment annually, on August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value.

Impairment of goodwill is tested at the reporting unit level.  The Company has seven reporting units determined with reference to business segment, customer type, service delivery model and geography.  Impairment is tested by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  Where it is determined to be more likely than not that its fair value is greater than its carrying amount, then no further testing is required.  Where the qualitative analysis is not sufficient to support that the fair value exceeds the carrying amount then a two-step goodwill impairment test is performed.  In the first step, the reporting unit’s carrying amount, including goodwill, is compared to the estimated fair value of the reporting unit.  The fair values of the reporting units are estimated using a discounted cash flow approach. The fair value measurement is classified within Level 3 of the fair value hierarchy. If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to measure the amount of impairment loss, if any.  Certain assumptions are used to determine the fair value of the reporting units, the most sensitive of which are estimated future cash flows and the discount rate applied to future cash flows. Changes in these assumptions could result in a materially different fair value.

Impairment of indefinite life intangible assets is tested by comparing the carrying amount to the estimated fair value on an individual intangible asset basis.

Redeemable non-controlling interests
Redeemable non-controlling interests (“RNCI”) are recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as RNCI at the date of inception of the minority equity position.   This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity.  Changes in the RNCI amount are recognized immediately as they occur.

Revenue recognition and unearned revenues
(a) Real estate brokerage operations
Commission revenues from real estate leasing transactions are recognized once performance obligations under the commission arrangement are satisfied.  Terms and conditions of a commission arrangement include execution of the lease agreement and satisfaction of future contingencies such as tenant occupancy.  In most cases, a portion of the commission is earned upon execution of the lease agreement, with the remaining portion contingent on a future event, typically tenant occupancy; revenue recognition for the remaining portion, contingent on occupancy, is deferred until all contingencies are satisfied.

Commission revenues from sales brokerage transactions are recognized at the time the service has been provided and the commission becomes legally due, except when future contingencies exist.  In most cases, close of escrow or transfer of title is a future contingency, and accordingly, revenue recognition is deferred until this contingency is satisfied.

 (b) Franchisor operations
The Company operates several franchise systems within its Property Services segment.  Initial franchise fees are recognized when all material services or conditions related to the sale of the franchise have been performed or satisfied.  Royalty revenues are recognized based on a contracted percentage of franchisee revenues, as reported by the franchisees.  Revenues from administrative and other support services, as applicable, are recognized as the services are provided.

(c) Service operations other than real estate brokerage and franchisor operations
Revenues are recognized at the time the service is rendered.  Certain services including but not limited to real estate project management and appraisal projects in process, are recognized on the percentage of completion method, in the ratio of actual costs to total estimated contract costs.  In cases where anticipated costs to complete a project exceed the revenue to be recognized, a provision for the additional estimated losses is recorded in the period when the loss becomes apparent.  Amounts received from customers in advance of services being provided are recorded as unearned revenues when received.

Stock-based compensation
For equity classified awards, compensation cost is measured at the grant date based on the estimated fair value of the award.  For liability classified awards, the fair value of the award is measured each period it is outstanding and changes in fair value are recorded as compensation expense.  The related stock option compensation expense is allocated using the graded attribution method.

Notional value appreciation plans
Under these plans, subsidiary employees are compensated if the notional value of the subsidiary increases.  Awards under these plans generally have a term of up to ten years and a vesting period of five years.  The increase in notional value is calculated with reference to growth in earnings relative to a fixed threshold amount plus or minus changes in indebtedness relative to a fixed opening amount.  If an award is subject to a vesting condition, then graded attribution is applied to the intrinsic value.  The related compensation expense is recorded in selling, general and administrative expenses and the liability is recorded in accrued liabilities.

Foreign currency translation
Assets, liabilities and operations of foreign subsidiaries are recorded based on the functional currency of each entity.  For certain foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated at current exchange rates from the local currency to the reporting currency, the US dollar.  The resulting unrealized gains or losses are reported as a component of accumulated other comprehensive earnings.  Realized and unrealized foreign currency gains or losses related to any foreign dollar denominated monetary assets and liabilities are included in net earnings.

Income tax
Income tax has been provided using the asset and liability method whereby deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the consolidated financial statements or income tax returns.  Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to reverse, be recovered or settled.  The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs.  A valuation allowance is recorded unless it is more likely than not that realization of a deferred income tax asset will occur based on available evidence.

The Company recognizes uncertainty in tax positions taken or expected to be taken in a tax return by recording a liability for unrecognized tax benefits on its balance sheet.  Uncertainties are quantified by applying a prescribed recognition threshold and measurement attribute.

The Company classifies interest and penalties associated with income tax positions in income tax expense.

Business combinations
All business combinations are accounted for using the purchase method of accounting.  Transaction costs are expensed as incurred.

The fair value of the contingent consideration is classified as a financial liability and is recorded on the balance sheet at the acquisition date and is re-measured at fair value at the end of each period until the end of the contingency period, with fair value adjustments recognized in earnings.  However, if the contingent consideration includes an element of compensation to the vendors (i.e. it is tied to continuing employment or it is not linked to the business valuation), then the portion of contingent consideration related to such element is treated as compensation expense over the expected employment period.

3.	Acquisitions

2014 acquisitions:
The Company acquired controlling interests in seventeen businesses, nine in the CRE segment, five in the RRE segment and three in the Property Services segment.  In the CRE segment, the Company acquired controlling interests in regional firms in the UK, Canada, New Zealand, and Australia expanding FirstService’s geographic presence in these markets.  The Company also acquired a controlling interest in AOS Group, which was rebranded immediately as Colliers International, establishing a base of operations in France and Belgium.  In the RRE segment, the Company acquired regional firms operating in Minnesota, Texas, California, and Arizona.  In the Property Services segment, the Company acquired a national franchisor providing restoration services in Canada, as well as two California Closets franchises in Florida and Chicago which will be operated as Company-owned locations.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$35,641
Non-current assets	8,157
Current liabilities	(45,980)
Long-term liabilities	(9,950)
Redeemable non-controlling interest	(19,376)
Non-controlling interests	(255)
$(31,763)

Note consideration	$(3,611)
Cash consideration, net of cash acquired of $12,428	(108,245)
Acquisition date fair value of contingent consideration	(17,838)
Total purchase consideration	$(129,694)

Acquired intangible assets	$53,746
Goodwill	$107,711

2013 acquisitions:
The Company completed eleven individually insignificant acquisitions, eight in the CRE segment and three in the RRE segment.  In the CRE segment, the Company acquired controlling interest in Colliers Schauer & Scholl GmbH, Colliers Brautigam & Kramer GmbH, Colliers Schon and Lopez Schmitt GmbH, and Trombello Kölbel Immobilienconsulting GmbH (collectively, “Colliers Germany”) as well as four regional firms in the Netherlands, Australia, Canada and Brazil. These acquisitions expanded the CRE segment’s geographic presence to new markets, including Munich, Stuttgart, Frankfurt, Dusseldorf and Berlin. In the RRE segment, the Company acquired firms operating in Missouri, Florida and Alberta, expanding FirstService’s geographic presence in these markets.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$25,723
Non-current assets	2,733
Current liabilities	(35,308)
Long-term liabilities	(18,155)
Redeemable non-controlling interest	(43,531)
Non-controlling interests	(3,629)
$(72,167)

Note consideration	$(776)
Cash consideration, net of cash acquired of $22,984	(37,735)
Acquisition date fair value of contingent consideration	(9,556)
Total purchase consideration	$(48,067)

Gain on revaluation of previously held equity investment	$(820)

Acquired intangible assets	$52,244
Goodwill	$68,810

During the year, the company recorded a gain upon obtaining control of a business previously accounted for as an equity investment totaling $820 (See note 5).  The gain relates to the revaluation of the previously held equity investment to fair value.

2012 acquisitions:
The Company completed five individually insignificant acquisitions, two in the CRE segment, two in the RRE segment and one in the Property Services segment.  In the CRE segment, the Company acquired assets and select liabilities of Colliers International UK plc (in administration) (“CI UK”) and a regional firm operating in Victoria, Australia. These acquisitions expanded the CRE segment’s geographic presence to new markets, including the United Kingdom, Ireland, Spain and Victoria, Australia.  In the RRE segment, the acquired firms operate in California and Arizona and expand the Company’s service offering in existing markets.  In Property Services, the acquired firm operates in Florida and expands the Company’s geographic presence in an existing market.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$30,427
Non-current assets	3,164
Current liabilities	(21,169)
Long-term liabilities	(1,080)
Redeemable non-controlling interests	(753)
Non-controlling interests	(1,153)
$9,436

Note consideration	$(655)
Cash consideration, net of cash acquired of $419	(19,153)
Acquisition date fair value of contingent consideration	(1,944)
Total purchase consideration	$(21,752)

Acquired intangible assets	$7,420
Goodwill	$4,896

Acquisition-related transaction costs for the year ended December 31, 2014 totaled $9,454 (2013 - $3,336; 2012 - $5,032) and were recorded as expense under the caption “acquisition-related items”.

In all years presented, the fair values of non-controlling interests were determined using an income approach with reference to a discounted free cash flow model using the same assumptions implied in determining the purchase consideration.

The purchase price allocations of acquisitions resulted in the recognition of goodwill.  The primary factors contributing to goodwill are assembled workforces, synergies with existing operations and future growth prospects.  For acquisitions completed during the year ended December 31, 2014, goodwill in the amount of $7,620 is deductible for income tax purposes (2013 - $2,823; 2012 - $2,214).

The Company typically structures its business acquisitions to include contingent consideration.  Vendors, at the time of acquisition, are entitled to receive a contingent consideration payment if the acquired businesses achieve specified earnings levels during the one- to four-year periods following the dates of acquisition.  The ultimate amount of payment is determined based on a formula, the key inputs to which are (i) a contractually agreed maximum payment; (ii) a contractually specified earnings level and (iii) the actual earnings for the contingency period.  If the acquired business does not achieve the specified earnings level, the maximum payment is reduced for any shortfall, potentially to nil.

Unless it contains an element of compensation, contingent consideration is recorded at fair value each reporting period.  The fair value recorded on the consolidated balance sheet as at December 31, 2014 was $27,136 (see note 19).  The estimated range of outcomes (undiscounted) for these contingent consideration arrangements is determined based on the formula price and the likelihood of achieving specified earnings levels over the contingency period, and ranges from $33,279 to a maximum of $36,163.  These contingencies will expire during the period extending to June 2018.  During the year ended December 31, 2014, $25,814 was paid with reference to such contingent consideration (2013 - $1,994; 2012 - $5,492).

The acquisitions referred to above were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of earnings do not include any revenues or expenses related to these acquisitions prior to their respective closing dates.  The consideration for the acquisitions during the year ended December 31, 2014 was financed from borrowings on the Company’s revolving credit facility and cash on hand.

The amounts of revenues and earnings contributed from the date of acquisition and included in the Company’s consolidated results for the year ended December 31, 2014, and the supplemental pro forma revenues and earnings of the combined entity had the acquisition date been January 1, 2012, are as follows:

	Revenues	Net earnings from continuing operations

Actual from acquired entities for 2014	$97,507	$3,578
Supplemental pro forma for 2014 (unaudited)	2,815,188	94,111
Supplemental pro forma for 2013 (unaudited)	2,554,036	58,335
Supplemental pro forma for 2012 (unaudited)	2,385,375	56,371

Supplemental pro forma results were adjusted for non-recurring items.

4.	Discontinued operations

In April 2014, the Company completed the sale of its REO rental operation for cash consideration of $1,500.  The pre-tax loss on disposal was $1,601, before income tax recovery of $773 resulting in a net loss of $828.  In July 2014, the Company completed the sale of a U.S.-based commercial real estate consulting operation for cash consideration of $12,100.  The pre-tax gain on disposal was $6,607, before income tax expense of $3,023 resulting in a net gain of $3,584.

On September 30, 2013, the Company completed the sale of its Field Asset Services operation for cash consideration of $49,460 (net of cash disposed of $5,177).  The pre-tax loss on disposal was $7,158, before an income tax recovery of $3,100, resulting in a net loss of $4,058.

Discontinued operations include three businesses: (i) Field Asset Services (previously in the Property Services segment), (ii) the REO rental operation (previously in the Residential Real Estate Services segment), and iii) a U.S.-based commercial real estate consulting operation (previously in the Commercial Real Estate Services segment).

	2014	2013	2012

Revenues
Field Asset Services	$-	$58,063	$163,413
REO rental operation	3,244	24,733	31,658
CRE consulting operation	6,889	12,444	11,479
	10,133	95,240	206,550
Operating earnings (loss) before income taxes
Field Asset Services	$-	$(3,623)	$(5,072)
REO rental operation	(2,580)	(2,315)	3,085
CRE consulting operation	926	1,459	1,098
	(1,654)	(4,479)	(889)
Recovery of income taxes	(756)	(3,579)	(429)
Net operating loss from discontinued operations	(898)	(900)	(460)

Net gain (loss) on disposal	2,756	(4,058)	-
Non-controlling interest share of earnings	(321)	(225)	(211)
Net earnings (loss) attributable to common shareholders from discontinued operations	$1,537	$(5,183)	$(671)

Net earnings (loss) per share from discontinued operations
Basic	$0.04	$(0.16)	$(0.02)
Diluted	0.04	(0.16)	(0.02)

The assets and liabilities of discontinued operations as at December 31, 2014 and 2013 are as follows:

	2014	2013

Current assets
REO rental operation	$-	$12,531
CRE consulting operation	-	5,004
	-	17,535
Non-current assets
REO rental operation	-	1,259
CRE consulting operation	-	2,827
	-	4,086
Total assets	$-	$21,621

Current liabilities
REO rental operation	$-	$4,206
CRE consulting operation	-	1,861
	-	6,067
Non-current liabilities
REO rental operation	-	290
CRE consulting operation	-	501
	-	791
Total liabilities	$-	$6,858

5.	Acquisition-related items

Acquisition-related expense (income) is comprised of the following:

	2014	2013	2012

Transaction costs	$9,454	$3,336	$5,032
Contingent consideration fair value adjustments	2,145	1,801	3,645
Contingent consideration compensation expense	226	6,181	5,096
Reclassification from accumulated other comprehensive loss	-	-	2,553
Gain on revaluation of previously held equity investment (note 3)	-	(820)	-
	$11,825	$10,498	$16,326

Contingent consideration compensation expense and contingent consideration fair value adjustments relate to acquisitions made in the current year as well as acquisitions made in the preceding four years.

On March 28, 2012, CI UK entered into an administration process, and as a result the Company’s 29.5% equity investment, held since October 2009, ceased.  As such, the company released $2,553 of accumulated other comprehensive loss related to this investment into earnings.

6.	Other (income) expense

	2014	2013	2012

Earnings from equity method investments	$(589)	$(1,107)	$(1,230)
Other	(419)	(417)	(1,211)
	$(1,008)	$(1,524)	$(2,441)

7.	Components of working capital accounts

	December 31, 2014	December 31, 2013

Inventories
Work-in-progress	$10,525	$8,748
Finished goods	4,189	2,973
Supplies and other	4,236	4,083
	$18,950	$15,804

Accrued liabilities
Accrued payroll, commission and benefits	$311,781	$278,641
Accrued interest	3,112	3,584
Customer advances	5,176	5,505
Other	114,750	104,647
	$434,819	$392,377

8.	Other assets

	December 31, 2014	December 31, 2013

Equity method investments	$5,168	$4,946
Financing fees, net of accumulated amortization of $3,598 (December 31, 2013 - $3,328)	1,359	1,731
Other	12,960	5,579
	$19,487	$12,256

9.	Fixed assets

	Cost	Accumulated depreciation	Net

Land	$2,524	$-	$2,524
Buildings	11,591	4,514	7,077
Vehicles	33,385	24,082	9,303
Furniture and equipment	73,306	46,448	26,858
Computer equipment and software	130,006	89,527	40,479
Leasehold improvements	67,544	33,391	34,153
	$318,356	$197,962	$120,394

	Cost	Accumulated depreciation	Net

Land	$2,527	$-	$2,527
Buildings	11,803	4,213	7,590
Vehicles	30,516	22,901	7,615
Furniture and equipment	66,289	47,971	18,318
Computer equipment and software	123,637	87,121	36,516
Leasehold improvements	62,079	33,091	28,988
	$296,851	$195,297	$101,554

Included in fixed assets are vehicles, office and computer equipment under capital lease at a cost of $7,919 (2013 - $8,140) and net book value of $4,705 (2013 - $4,028).

10.	Intangible assets

December 31, 2014

	Gross carrying amount	Accumulated amortization	Net

Customer lists and relationships	$192,169	$70,764	$121,405
Franchise rights	42,733	16,753	25,980
Trademarks and trade names:
Indefinite life	24,178	-	24,178
Finite life	25,294	12,020	13,274
Management contracts and other	28,833	16,044	12,789
Brokerage backlog	2,742	2,679	63
	$315,949	$118,260	$197,689

December 31, 2013

	Gross carrying amount	Accumulated amortization	Net

Customer lists and relationships	$168,966	$58,054	$110,912
Franchise rights	36,754	15,762	20,992
Trademarks and trade names:
Indefinite life	24,720	-	24,720
Finite life	32,753	18,540	14,213
Management contracts and other	22,853	16,520	6,333
Brokerage backlog	2,452	2,443	9
	$288,498	$111,319	$177,179

During the year ended December 31, 2014, the Company acquired the following intangible assets:

	Amount	Estimated weighted average amortization period (years)

Customer lists and relationships	$43,792	10.9
Franchise rights	7,800	17.6
Trademarks and trade names - indefinite life	303	-
Trademarks and trade names - finite life	1,790	4.1
Brokerage backlog	1,195	0.5
Other	920	5.7
	$55,800	11.3

The following is the estimated annual amortization expense for recorded intangible assets for each of the next five years ending December 31:

2015	$24,047
2016	22,779
2017	20,818
2018	19,350
2019	17,436

11.	Goodwill

	Commercial Real Estate Services	Residential Real Estate Services	Property Services	Consolidated

Balance, December 31, 2012	$155,308	$161,251	$86,086	$402,645
Goodwill acquired during the year	65,517	3,293	-	68,810
Goodwill disposed during the year	-	-	(37,195)	(37,195)
Other items	-	(217)	-	(217)
Foreign exchange	(5,116)	(1,449)	(300)	(6,865)
Balance, December 31, 2013	215,709	162,878	48,591	427,178
Goodwill acquired during the year	99,567	4,288	3,856	107,711
Goodwill disposed during the year	(1,104)	(691)		(1,795)
Other items	(1,120)	(61)	-	(1,181)
Foreign exchange	(26,560)	(1,395)	(404)	(28,359)
Balance, December 31, 2014	286,492	165,019	52,043	503,554
Goodwill	316,075	165,019	52,043	533,137
Accumulated impairment loss	(29,583)	-	-	(29,583)
	$286,492	$165,019	$52,043	$503,554

A test for goodwill impairment is required to be completed annually, in the Company’s case as of August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired.  No goodwill impairments were identified in 2014, 2013 or 2012.  The accumulated impairment loss reflects a goodwill impairment incurred in 2009.

12.	Long-term debt

	December 31, 2014	December 31, 2013

Revolving credit facility	$299,061	$148,647
3.84% Notes	150,000	150,000
6.40% Notes	12,500	25,000
5.44% Notes	20,000	40,000
Unamortized gain on settlement of interest rate swaps	1,828	107
Adjustments to long term debt resulting from interest rate swaps	27	(5,196)
Capital leases maturing at various dates through 2018	4,228	2,555
Other long-term debt maturing at various dates up to 2018	5,704	11,681
	493,348	372,794
Less: current portion	36,396	44,785
Long-term debt - non-current	$456,952	$328,009

The Company has an amended and restated credit agreement with a syndicate of banks to provide a $500,000 committed revolving credit facility.  The revolving credit facility has a five-year term ending March 1, 2017 and bears interest at 1.25% to 3.00% over floating reference rates, depending on certain leverage ratios.  The weighted average interest rate for 2014 was 1.6% (2013 - 2.0%).  The revolving credit facility had $155,583 of available un-drawn credit as at December 31, 2014 ($166,349 was un-drawn at December 31, 2013).  As of December 31, 2014, letters of credit in the amount of $7,856 were outstanding ($7,770 as at December 31, 2013).  The revolving credit facility requires a commitment fee of 0.25% to 0.60% of the unused portion, depending on certain leverage ratios.

On January 16, 2013, the Company completed a private placement for $150,000 of senior secured notes with a fixed interest rate of 3.84% (the “3.84% Notes”).  The 3.84% Notes were placed directly with two US based institutional investors.  The 3.84% Notes have a twelve year term extending to January 16, 2025 with five annual principal repayments beginning on January 16, 2021.

The Company has outstanding $12,500 of 6.40% fixed-rate senior secured notes (the “6.40% Notes”).  The 6.40% Notes have a final maturity of September 30, 2015 with four equal annual principal repayments which began on September 30, 2012.  The Company also has outstanding $20,000 of 5.44% fixed-rate senior secured notes (the “5.44% Notes”).  The 5.44% Notes have a final maturity of April 1, 2015 with five equal annual principal repayments of $20,000 which began on April 1, 2011.

The Company has indemnified the holders of the 3.84% Notes, the 6.40% Notes and the 5.44% Notes (collectively, the “Notes”) from all withholding tax that is or may become applicable to any payments made by the Company on the Notes.  The Company believes this exposure is not material as of December 31, 2014.

The revolving credit facility and the Notes rank equally in terms of seniority.  The Company has granted these lenders collateral including the following: an interest in all of the assets of the Company including the Company’s shares of its subsidiaries; an assignment of material contracts; and an assignment of the Company’s “call” rights with respect to shares of the subsidiaries held by non-controlling interests.

The covenants of the revolving credit facility and the Notes agreements require the Company to maintain certain ratios including leverage, interest coverage and net worth.  The Company is prohibited from undertaking certain mergers, acquisitions and dispositions without prior approval.

The effective interest rate on the Company’s long-term debt for the year ended December 31, 2014 was 3.0% (2013 - 4.5%).  The estimated aggregate amount of principal repayments on long-term debt required in each of the next five years ending December 31 and thereafter to meet the retirement provisions are as follows:

2015	$36,396
2016	3,716
2017	300,661
2018	566
2019 and thereafter	152,009

13.	Redeemable non-controlling interests

The minority equity positions in the Company’s subsidiaries are referred to as redeemable non-controlling interests (“RNCI”).  The RNCI are considered to be redeemable securities.  Accordingly, the RNCI is recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as RNCI at the date of inception of the minority equity position.  This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity.  Changes in the RNCI amount are recognized immediately as they occur.  The following table provides a reconciliation of the beginning and ending RNCI amounts:

	2014	2013

Balance, January 1	$222,073	$147,751
RNCI share of earnings	22,539	13,976
RNCI redemption increment	19,420	41,430
Distributions paid to RNCI	(21,421)	(17,878)
Purchases of interests from RNCI, net	(31,677)	(5,242)
RNCI recognized on business acquisitions	19,376	43,531
Other	682	(1,495)
Balance, December 31	$230,992	$222,073

The Company has shareholders’ agreements in place at each of its non-wholly owned subsidiaries.  These agreements allow the Company to “call” the non-controlling interest at a price determined with the use of a formula price, which is usually equal to a fixed multiple of average annual net earnings before extraordinary items, income taxes, interest, depreciation, and amortization.  The agreements also have redemption features which allow the owners of the RNCI to “put” their equity to the Company at the same price subject to certain limitations.  The formula price is referred to as the redemption amount and may be paid in cash or in Subordinate Voting Shares.  The redemption amount as of December 31, 2014 was $229,259 (2013 - $215,747).  The redemption amount is lower than that recorded on the balance sheet as the formula price of certain RNCI are lower than the amount initially recorded at the inception of the minority equity position.  If all put or call options were settled with Subordinate Voting Shares as at December 31, 2014, approximately 4,300,000 (2013 - 5,100,000) such shares would be issued, and would have resulted in an increase of $1.05 to diluted earnings per share from continuing operations for the year ended December 31, 2014 (2013 - $1.64).

14.	Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of Preferred Shares, issuable in series;
An unlimited number of Subordinate Voting Shares having one vote per share; and
An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock issued and outstanding:

	Subordinate Voting Shares		Multiple Voting Shares		Total Common Shares
	Number	Amount	Number	Amount	Number	Amount

Balance, December 31, 2013	34,476,038	$300,392	1,325,694	$373	35,801,732	$300,765
Balance, December 31, 2014	34,481,261	310,028	1,325,694	373	35,806,955	310,401

On May 3, 2013, the Company eliminated all of its outstanding Preferred Shares, redeeming 30% for cash consideration of $39,232 and converting all remaining Preferred Shares into Subordinate Voting Shares.   The Preferred Shares were converted to Subordinate Voting Shares based on 95% of the weighted average trading price of the Subordinate Voting Shares on the NASDAQ stock market for the 20 trading days ended April 29, 2013 (such weighted average trading price being $33.34).  As a result, 2,889,900 new Subordinate Voting Shares were issued from treasury.

On September 24, 2013, the Company redeemed its outstanding Convertible Debentures, issuing 2,744,886 Subordinate Voting Shares.

Pursuant to an agreement approved in February 2004, the Company agreed that it will make payments to its Chief Executive Officer (“CEO”) that are contingent upon the arm’s length sale of control of the Company or upon a distribution of the Company’s assets to shareholders.  The payment amounts will be determined with reference to the price per Subordinate Voting Share received by shareholders upon an arm’s length sale or upon a distribution of assets.  The right to receive the payments may be transferred among members of the CEO’s family, their holding companies and trusts.  The agreement provides for the CEO to receive each of the following two payments.  The first payment is an amount equal to 5% of the product of: (i) the total number of Subordinate and Multiple Voting Shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate and Multiple Voting Shares minus a base price of C$5.675.  The second payment is an amount equal to 5% of the product of (i) the total number of shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate Voting Shares minus a base price of C$11.05.  Assuming an arm’s length sale of control of the Company took place on December 31, 2014, the amount required to be paid to the CEO, based on a market price of C$59.28, would be $163,585.

15.	Stock-based compensation

Company stock option plan
The Company has a stock option plan for certain officers and key full-time employees of the Company and its subsidiaries, other than its CEO.  Options are granted at the market price for the underlying shares on the date of grant.  Each option vests over a four-year term, expires five years from the date granted and allows for the purchase of one Subordinate Voting Share.  All Subordinate Voting Shares issued are new shares.  As at December 31, 2014, there were 963,250 options available for future grants.

Grants under the Company’s stock option plan are equity-classified awards.  Stock option activity for the years ended December 31, 2014, 2013 and 2012 was as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value

Shares issuable under options - December 31, 2011	1,895,550	$20.83
Granted	367,000	31.48
Exercised	(363,850)	19.15
Forfeited	(169,500)	32.38
Shares issuable under options - December 31, 2012	1,729,200	$22.31
Granted	422,000	31.35
Exercised	(464,150)	16.20
Shares issuable under options - December 31, 2013	1,687,050	$26.25
Granted	343,000	49.57
Exercised	(558,150)	19.26
Forfeited	(8,000)	31.28
Shares issuable under options - December 31, 2014	1,463,900	$34.35	2.6	$24,176
Options exercisable - End of period	560,450	$29.19	1.7	$12,148

The Company incurred stock-based compensation expense related to these awards of $4,077 during the year ended December 31, 2014 (2013 - $4,166; 2012 - $3,169).

As at December 31, 2014, the range of option exercise prices was $19.15 to $49.54 per share.  Also as at December 31, 2014, the aggregate intrinsic value and weighted average remaining contractual life for in-the-money options vested and expected to vest were $24,176 and 2.6 years, respectively.

The following table summarizes information about option exercises during years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012

Number of options exercised	558,150	464,150	363,850

Aggregate fair value	$27,973	$16,780	$11,198
Intrinsic value	17,223	9,313	4,265
Amount of cash received	10,750	7,467	6,933

Tax benefit recognized	$5,856	$3,148	$1,438

As at December 31, 2014, there was $3,754 of unrecognized compensation cost related to non-vested awards which is expected to be recognized over the next 4 years.  During the year ended December 31, 2014, the fair value of options vested was $3,750 (2013 - $3,956; 2012 - $3,485).

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	2014	2013	2012

Risk free rate	0.9%	0.4%	0.4%
Expected life in years	4.75	4.75	4.75
Expected volatility	25.5%	37.5%	40.3%
Dividend yield	0.8%	0.0%	0.0%

Weighted average fair value per option granted	$10.52	$10.13	$10.87

The risk-free interest rate is based on the implied yield of a zero-coupon US Treasury bond with a term equal to the option’s expected term.  The expected life in years represents the estimated period of time until exercise and is based on historical experience.  The expected volatility is based on the historical prices of the Company’s shares over the previous four years.

Subsidiary stock option plan
The Company has a stock option plan at its Commercial Real Estate subsidiary entitling the holders to acquire up to a 1.3% interest in the subsidiary as at December 31, 2014.  As of December 31, 2014 a 5.0% interest in the subsidiary was held by those who had previously exercised stock options under the plan.  Options, as well as shares acquired upon option exercise under the subsidiary stock option plan, are liability classified awards because the underlying stock is also classified as a liability.  The fair value of the liability relating to these awards is calculated each period using the Black-Scholes option pricing model.  The fair value of the liability related to these awards as at December 31, 2014 was $16,892 (2013 - $12,834) and compensation expense recognized related to the awards for the year ended December 31, 2014 was $9,006 (2013 - $8,568; 2012 - $4,266).

16.	Income tax

Income tax differs from the amounts that would be obtained by applying the statutory rate to the respective year’s earnings before tax. Differences result from the following items:

	2014	2013	2012

Income tax expense using combined statutory rate of 26.5% (2013 - 26.5%, 2012 - 26.5%)	$32,117	$18,233	$16,463
Permanent differences	4,507	4,125	3,286
Tax effect of flow through entities	(1,005)	(2,156)	(3,663)
Impairment and other charges	669	-	676
Impact of changes in foreign exchange rates	(1,172)	(518)	1,546
Adjustments to tax liabilities for prior periods	274	925	721
Effects of changes in enacted tax rates	12	250	(14)
Changes in liability for unrecognized tax benefits	(5,015)	181	352
Stock-based compensation	1,779	2,201	(47)
Foreign, state and provincial tax rate differential	(1,312)	(3,726)	(714)
Impact of expired losses	696	-	-
Tax on preferred shares	-	880	-
Other taxes	1,735	1,906	94
Change in valuation allowances	(1,486)	(97)	2,033
Provision for income taxes as reported	$31,799	$22,204	$20,733

Earnings before income tax by jurisdiction comprise the following:

	2014	2013	2012

Canada	$18,078	$1,977	$22,438
United States	7,974	3,154	8,713
Australia	42,224	33,061	25,800
Foreign	52,922	30,613	5,175
Total	$121,198	$68,805	$62,126

Income tax expense (recovery) comprises the following:

	2014	2013	2012

Current
Canada	$144	$11,137	$5,771
United States	4,123	2,588	17,865
Australia	13,393	11,088	8,526
Foreign	14,677	11,860	4,729
	32,337	36,673	36,891

Deferred
Canada	4,086	(7,627)	364
United States	(2,403)	(2,435)	(14,500)
Australia	(384)	(1,079)	(743)
Foreign	(1,837)	(3,328)	(1,279)
	(538)	(14,469)	(16,158)
Total	$31,799	$22,204	$20,733

The significant components of deferred income tax are as follows:

	2014	2013

Deferred income tax assets
Loss carry-forwards	$79,932	$91,957
Expenses not currently deductible	33,240	23,467
Stock-based compensation	4,797	3,956
Basis differences of partnerships and other entities	17,442	14,173
Allowance for doubtful accounts	4,405	4,580
Inventory and other reserves	4,006	2,554
	143,822	140,687
Less: valuation allowance	(14,560)	(14,120)
	129,262	126,567
Deferred income tax liabilities
Depreciation and amortization	36,205	31,165
Prepaid and other expenses deducted for tax purposes	1,804	1,427
	38,009	32,592
Net deferred income tax asset	$91,253	$93,975

The recoverability of deferred income tax assets is dependent on generating sufficient taxable income before the 20 year loss carry-forward limitation. Although realization is not assured, the Company believes it is more likely than not that the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry-forward period are reduced.

The Company has gross operating loss carry-forwards as follows:

	Loss carry forward		Gross losses not recognized		Net
	2014	2013	2014	2013	2014	2013

Canada	$57,929	$72,526	$264	$2,438	$57,665	$70,088
United States	145,269	164,414	4,099	4,099	141,170	160,315
Australia	-	304	-	-	-	304
Foreign	45,508	46,901	32,937	41,412	12,571	5,489

The Company has gross capital loss carry-forwards as follows:

	Loss carry forward		Gross losses not recognized		Net
	2014	2013	2014	2013	2014	2013

Canada	$4,655	$939	$4,655	$939	$-	$-
United States	-	4,197	-	4,197	-	-
Australia	7,434	8,123	7,434	8,123	-	-

These amounts above are available to reduce future federal and provincial income taxes in their respective jurisdictions.  Net operating loss carry-forward balances attributable to the United States and Canada expire over the next 14 to 20 years.  Net operating loss carry-forward balances attributable to Australia are carried forward indefinitely subject to certain continuity of ownership conditions.

Cumulative unremitted earnings of US and foreign subsidiaries approximated $271,890 as at December 31, 2014 (2013 - $186,121).  Income tax is not provided on the unremitted earnings of US and foreign subsidiaries because it has been the practice and is the intention of the Company to reinvest these earnings indefinitely in these subsidiaries.

A reconciliation of the beginning and ending amounts of the liability for unrecognized tax benefits is as follows:

Balance, December 31, 2012	$7,914
Increases based on tax positions related to 2013	384
Increases for tax positions of prior periods	562
Reduction for lapses in applicable statutes of limitations	(840)

Balance, December 31, 2013	8,020
Increases based on tax positions related to 2014	65
Increases for tax positions of prior periods	1,595
Reduction for settlements with taxing authorities	(3,713)
Reduction for lapses in applicable statutes of limitations	(1,634)

Balance, December 31, 2014	$4,333

Of the $4,333 (2013 - $8,020) in gross unrecognized tax benefits, $4,333, (2013 - $8,226) would affect the Company’s effective tax rate if recognized.  For the year ended December 31, 2014, a recovery of $26 in interest and penalties related to provisions for income tax was recorded in income tax expense (2013 - recovery of $29; 2012 - recovery of $38).  As at December 31, 2014, the Company had accrued $125 (2013 - $151) for potential income tax related interest and penalties.

Within the next twelve months, the Company believes it is reasonably possible that $313 of unrecognized tax benefits associated with uncertain tax positions may be reduced due to lapses in statutes of limitations.

The Company’s significant tax jurisdictions include the United States, Canada and Australia.  The number of years with open tax audits varies depending on the tax jurisdictions.  Generally, income tax returns filed with the Canada Revenue Agency and related provinces are open for three to four years and income tax returns filed with the U.S. Internal Revenue Service and related states are open for three to five years.  Tax returns in Australia are generally open for four years.

The Canada Revenue Agency commenced an examination of the Company’s Canadian income tax return for the years 2010 and 2011 that was completed by the end of 2014.

The Company does not currently expect any other material impact on earnings to result from the resolution of matters related to open taxation years, other than noted above.  Actual settlements may differ from the amounts accrued.  The Company has, as part of its analysis, made its current estimates based on facts and circumstances known to date and cannot predict changes in facts and circumstances that may affect its current estimates.

17.	Net earnings (loss) per common share

Earnings per share calculations cannot be anti-dilutive, therefore diluted shares are not used in the denominator when the numerator is in a loss position.  The following table reconciles the denominator used to calculate earnings per common share:

	2014	2013	2012

Shares issued and outstanding at beginning of period	35,801,732	30,070,104	29,941,254
Weighted average number of shares:
Issued during the period	335,253	2,968,064	250,868
Repurchased during the period	(220,333)	(110,455)	(165,703)
Weighted average number of shares used in computing basic earnings per share	35,916,652	32,927,713	30,026,419
Assumed exercise of stock options, net of shares assumed acquired under the Treasury Stock Method	392,326	334,586	349,531
Number of shares used in computing diluted earningsper share	36,308,978	33,262,299	30,375,950

18.	Other supplemental information

	2014	2013	2012

Franchisor operations
Revenues	$90,684	$80,450	$75,025
Operating earnings	22,071	19,435	16,801
Initial franchise fee revenues	5,042	5,817	5,950

Cash payments made during the period
Income taxes	$56,336	$46,159	$25,673
Interest	15,370	17,314	18,860

Non-cash financing activities
Increases in capital lease obligations	$3,714	$2,215	$2,948

Other expenses
Rent expense	$73,281	$69,489	$68,580

19.	Financial instruments

Concentration of credit risk
The Company is subject to credit risk with respect to its cash and cash equivalents, accounts receivable and other receivables.  Concentrations of credit risk with respect to cash and cash equivalents are limited by the use of multiple large and reputable banks.  Concentrations of credit risk with respect to the receivables are limited due to the large number of entities comprising the Company’s customer base and their dispersion across many different service lines in various countries.

Foreign currency risk
Foreign currency risk is related to the portion of the Company’s business transactions denominated in currencies other than U.S. dollars.  A significant portion of revenue is generated by the Company’s Canadian, Australian, U.K. and European operations.  The Company’s head office expenses are incurred in Canadian dollars which is hedged by Canadian dollar denominated revenue.

Fluctuations in foreign currencies impact the amount of total assets and liabilities that are reported for foreign subsidiaries upon the translation of these amounts into U.S. dollars. In particular, the amount of working capital, goodwill and intangibles reported in U.S. dollars for a significant portion of the cash held by these subsidiaries is subject to translation variance caused by changes in foreign currency exchange rates as of the end of each respective reporting period (the offset to which is recorded to accumulated other comprehensive income on the Consolidated Balance Sheets ).

Interest rate risk
The Company maintains an interest rate risk management strategy that uses interest rate hedging contracts from time to time.  The Company’s specific goals are to: (i) manage interest rate sensitivity by modifying the characteristics of its debt and (ii) lower the long-term cost of its borrowed funds.  Fluctuations in interest rates affect the fair value of the hedging contracts as their value depends on the prevailing market interest rate.  Hedging contracts are monitored on a monthly basis.

As of December 31, 2014, the Company was party to one interest rate swap agreement to exchange the fixed rate on a portion of its debt to a floating rate.  On the 5.44% Senior Notes, an interest rate swap exchanges the fixed rate on $10,000 of principal for LIBOR (6 month in arrears) + 3.87%.  The terms of the swap match the term of the 5.44% Senior Notes with a maturity of April 1, 2015.

The interest rate swap is being accounted for as a fair value hedge.  The swap is carried at fair value on the balance sheet, with gains or losses recognized in earnings.  The carrying value of the hedged debt is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gains or losses are recognized concurrently in earnings.  So long as the hedge is considered highly effective, the net impact on earnings is nil.

The following tables provide fair value information of the hedging instruments and the effect of the hedging instruments during the period:

	2014
Derivative designated as hedging instrument	Balance sheet location	Fair Value

Interest rate swap asset	Other assets (non-current)	$27

Fair values of financial instruments
The following table provides the financial assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2014:

	Carrying value at	Fair value measurements
	December 31, 2014	Level 1	Level 2	Level 3

Interest rate swap asset	$27	$-	$27	$-
Contingent consideration liability	27,136	-	-	27,136

The fair values of the interest rate swap asset and liability was determined using widely accepted valuation techniques.  The inputs to the measurement of the fair value of contingent consideration related to acquisitions are Level 3 inputs.  The fair value measurements were made using a discounted cash flows approach; significant model inputs were expected future operating cash flows (determined with reference to each specific acquired business) and discount rates (which range from 9.0% to 12.5%).  Changes in the fair value of the contingent consideration liability are comprised of the following:

Balance, December 31, 2013	$8,740
Amounts recognized on acquisitions	17,838
Fair value adjustments (note 5)	2,371
Resolved and settled in cash	(238)
Other	(1,575)
Balance, December 31, 2014	$27,136

Less: current portion	$10,971
Non-current portion	$16,165

The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments, unless otherwise indicated.  The inputs to the measurement of the fair value of long term debt are Level 3 inputs.  The fair value measurements were made using a net present value approach; significant model inputs were expected future cash outflows and discount rates (which range from 0.1% to 2.2%).  The following are estimates of the fair values for other financial instruments:

	2014		2013
	Carrying amount	Fair value	Carrying amount	Fair value

Other receivables	$6,845	$6,845	$7,455	$7,455
Long-term debt	493,348	513,128	372,794	386,952

Other receivables include notes receivable from non-controlling shareholders and other non-current receivables.

20.	Commitments and contingencies

(a) Lease commitments
Minimum operating lease payments are as follows:

Year ended December 31
2015	$77,208
2016	68,407
2017	51,676
2018	41,899
2019	35,073
Thereafter	95,697

(b)  Contingencies
In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business.  Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company.  The Company believes resolution of such proceedings, combined with amounts set aside, will not have a material impact on the Company’s financial condition or the results of operations.

21.	Related party transactions

The Company has entered into office space rental arrangements and property management contracts with senior managers of certain subsidiaries. These senior managers are usually also minority shareholders of the subsidiaries. The business purpose of the transactions is to rent office space for the Company and to generate property management revenues for the Company. The recorded amount of the rent expense for the year ended December 31, 2014 was $1,080 (2013 - $950; 2012 - $1,573). The recorded amount of the property management revenues for year ended December 31, 2014 was $15,093 (2013 - $12,988; 2012 - $16,198). These amounts are settled monthly in cash, and are priced at market rates. The rental arrangements have fixed terms of up to 10 years. The property management contracts have terms of 1 to 3 years.

As at December 31, 2014, the Company had $4,781 of loans receivable from non-controlling shareholders (2013 - $4,696) and $159 of loans payable to minority shareholders (2013 - $5,081). The business purpose of the loans receivable is to finance the sale of non-controlling interests in subsidiaries to senior managers. The business purpose of the loans payable is to finance purchases of non-controlling interests. The loan amounts are measured based on the formula price of the underlying non-controlling interests, and interest rates are determined based on the Company’s cost of borrowing plus a spread. The loans have terms of 1 to 10 years, but are open for repayment without penalty at any time.

22.	Segmented information

Operating segments
The Company has three reportable segments. The segments are grouped with reference to the nature of services provided and the types of clients that use those services.  The Company assesses each segment’s performance based on operating earnings or operating earnings before depreciation and amortization.  CRE provides commercial property brokerage and other advisory services to clients in North America and in various other countries around the world.  RRE provides property management and related property services to residential communities in North America.  Property Services provides franchised and Company-owned property services to customers in North America. Corporate includes the costs of operating the Company’s corporate head office.

Effective in the second quarter of 2014, a component of the RRE segment, Service America, became managed by the Property Services management team on the basis that the business had evolved to become more akin to the Property Services operations than the RRE operations.  Service America is a Florida-based provider of heating, ventilation and air conditioning services and related service contracts to residential and commercial customers.  Segment reporting has been revised to reflect Service America in the Property Services segment for all periods presented.  For the year ended December 31, 2014, Service America generated revenues of $49,165 and operating earnings of $1,967 (2013 - $52,818 and $2,896; 2012 - $45,623 and $2,807, respectively).

Included in total assets of the CRE segment at December 31, 2014 is $4,768 (2013 - $4,744) of investments in subsidiaries accounted for under the equity method.  The reportable segment information excludes intersegment transactions.

2014	Commercial Real Estate Services	Residential Real Estate Services	Property Services	Corporate	Consolidated

Revenues	$1,582,039	$919,545	$212,457	$232	$2,714,273
Depreciation and amortization	35,753	19,693	6,734	230	62,410
Operating earnings (loss)	97,180	31,379	30,559	(24,691)	134,427
Other income, net	0	0	0	0	1,008
Interest expense, net	0	0	0	0	(14,237)
Income taxes	0	0	0	0	(31,799)

Net earnings from continuing operations	0	0	0	0	$89,399

Net loss from discontinued operations	0	0	0	0	$1,537

Net earnings	0	0	0	0	$90,936

Total assets	$985,533	$405,150	$237,140	$11,604	$1,639,427
Total additions to long lived assets	133,296	23,208	16,423	(72)	172,855

2013	Commercial Real Estate Services	Residential Real Estate Services	Property Services	Corporate	Consolidated

Revenues	$1,306,334	$844,952	$193,135	$204	$2,344,625
Depreciation and amortization	32,426	30,655	8,557	244	71,882
Operating earnings (loss)	59,209	27,613	23,201	(21,243)	88,780
Other expense, net	0	0	0	0	1,524
Interest expense, net	0	0	0	0	(21,499)
Income taxes	0	0	0	0	(22,204)

Net earnings from continuing operations	0	0	0	0	$46,601

Net earnings from discontinued operations	0	0	0	0	$(5,183)

Net earnings	0	0	0	0	$41,418

Total assets	$797,520	$444,275	$194,233	$7,483	$1,443,511
Total additions to long lived assets	129,904	22,386	291	(76)	152,505

2012	Commercial Real Estate Services	Residential Real Estate Services	Property Services	Corporate	Consolidated

Revenues	$1,158,948	$768,994	$170,827	$218	$2,098,987
Depreciation and amortization	23,990	18,530	5,155	364	48,039
Operating earnings (loss)	32,696	39,767	21,798	(15,013)	79,248
Other expense, net	0	0	0	0	2,441
Interest expense, net	0	0	0	0	(19,563)
Income taxes	0	0	0	0	(20,733)

Net earnings from continuing operations	0	0	0	0	$41,393

Net earnings from discontinued operations	0	0	0	0	$(671)

Net earnings	0	0	0	0	$40,722

Total assets	$633,439	$421,269	$255,525	$7,677	$1,317,910
Total additions to long lived assets	35,031	18,165	9,291	73	62,560

Geographic information
Revenues in each geographic region are reported by customer locations.  Amounts reported in geographic regions other than the United States, Canada and Australia are primarily denominated in US dollars, UK pounds and Euros.

	2014	2013	2012

United States
Revenues	$1,554,605	$1,392,442	$1,284,212
Total long-lived assets	401,101	395,069	468,602

Canada
Revenues	$354,259	$341,491	$330,622
Total long-lived assets	97,929	88,660	99,529

Australia
Revenues	$230,948	$199,221	$177,677
Total long-lived assets	51,083	44,811	49,269

Europe and Other
Revenues	$574,461	$411,471	$306,476
Total long-lived assets	271,524	177,371	70,205
			.
Consolidated
Revenues	$2,714,273	$2,344,625	$2,098,987
Total long-lived assets	821,637	705,911	687,605

23.           Impact of recently issued accounting standards

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This ASU changes the threshold for reporting discontinued operations and adds new disclosures. This ASU is effective for the Company on January 1, 2015. The Company expects that the adoption of this ASU will result in fewer disposals of businesses to be reported as discontinued operations.

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and International Financial Reporting Standards (“IFRS”) and is effective for the Company on January 1, 2017. The Company is currently assessing the impact of this ASU on its financial position and results of operations.

24.           Subsequent event

On February 10, 2015, the Company’s Board of Directors approved a plan, in principle, to separate the Company into two independent public companies – Colliers International, comprised of the Commercial Real Estate Services segment, and FirstService, comprised of the Residential Real Estate Services and Property Services segments. The proposed spin-off will be implemented through a court-approved Plan of Arrangement, and is subject to final approval from the Board of Directors.  The Plan of Arrangement will also be subject to regulatory, court and shareholder approvals.